California Oil&Gas Corp.	March 12, 2006

312 Canada Place

Calgary, Alberta

Attn: John McLeod, President

Re: Letter of Intent- California Oil Exploration Projects in Kern County

Dear Sir;

Further to our meetings and discussions Nomad Hydrocarbons LLC (NHL), a Delaware Registered Limited Liability Corporation with administrative offices at Calgary Alberta, is proposing to enter into an agreement by way of Letter of Intent with California Oil & Gas Corp. (COGC), a Nevada incorporated public corporation, listed on the OTC, with administrative offices at Calgary Alberta, concerning the development of NHL’s 50% working interest in an oil exploration and development Joint Venture (JV) of the East Slopes Area of the San Joachin Basin of California situated in Kern County.

A.	The Current Joint Venture:

NHL is a 50% partner with Daybreak Oil and Gas Inc. (Daybreak), a public US corporation with head offices at Spokane Washington, in a Joint Venture to develop an Area of Mutual Interest (AMI) of over 11 Townships in extent in the East Slopes area of the San Joachin Basin of California. A map of the AMI is attached as Schedule A hereto. The AMI has been mapped and the Project developed by a group of geologists and geophysicists in Bakersfield California, headed by Chet Pohle (the Geoscience Team).

The JV partners are currently assembling leases in core areas; within the AMI, as well as assembling technical data including; aero-magnetic survey data; gravity data; production data and log analysis and mapping; and have reviewed potentially available satellite and 2-D data. Next this data will be processed and interpreted preliminary to further assembly of leases and seismic options for more intensive and focused data acquisition and exploration play mapping, preliminary to a drilling and development program and preliminary to development of further core areas.

phone: 403. 874-0830 fax: 403. 289-3057

email: hhcec@telus.net

312 Canada Place

407 – 2nd Street SW

Calgary, Alberta, Canada

T2P 0Y3

Hans W.B. Heumann, CFO

B.	The Proposed Farm-in:

NHL is herby proposing that COGC farm-in to 50% of NHL’s interests (subject NHL’s rights and obligation pursuant to NHL’s rights and obligations pursuant to agreements with Daybreak and with the Geoscience Team,) in the planned program on the following terms:

1.	NHL will operate the drilling program and the wells and will pay all lease assembly and 3-D Seismic Costs;
2.

The drilling program will be for a minimum of 3 wells and COGC will pay 100% of NHL’s portion of the costs of site preparation, surface access, drilling, completions, equipping and facilities and tie-ins for 75% BPO and 50% APO (the costs are as to 50% of NHL’s portion of costs i.e. a net 25%). Following the 3 well program, COGC will have earned 25% of NHL’s interests in the core area (i.e. a net 12.5%);

3.

COGC will be given a Right of First Refusal (ROFR) to participate to the extent of 50% of NHL’s interests in similar 3 well minimum programs in the other Core Areas in the AMI and in any additional Core Areas created by NHL in the AMI. These Core Areas will be a minimum of 2 Sections and a maximum of 10 Sections in areal extent. Farm-in terms to these additional Core Areas will be the same as above.

The above ROFR’s will be exercised upon 30 days written notice which notice shall specify the terms and conditions of the farm-in as well as provide a cash call for the 3 well program. If the ROFR is exercised by notice in writing to NHL, it shall be accompanied by a certified cheque or bank draft payable in trust to NHL’S solicitors, Davis and Company in Calgary Alberta in the amount of the cash call. NHL shall operate all exploration programs and also conduct production operations. The above ROFR’s shall terminate upon COGC being unable or unwilling to participate in 2 Core Area Drilling Programs in a row.

Upon the acceptance hereof COGC shall pay a non refundable deposit of $ 100,000 in trust to NHL’s solicitors on or before March 22nd, 2006. This deposit shall be credited to the first cash call respecting the first drilling program. In the event that COGC is unable or unwilling to participate in the said Program or fails to pay its cash calls in a timely manner, the said deposit is forfeit and is treated as a genuine pre-estimate of damages and not as a penalty. Similarly, COGC will not be liable for any damages in excess of the deposit in relation to the said drilling program.

phone: 403. 874-0830 fax: 403. 289-3057

email: hhcec@telus.net

Non-Competition

COGC shall not, without the express written consent of NHL, acquire any oil and gas interests within the AMI, nor participate in any drilling programs or other oil and gas operations within the AMI other than pursuant to this agreement for so long as NHL is active within the AMI and for a period of 2 years thereafter, or such longer period as required to fulfill the obligations of the agreement with the JV partners and the Geoscience Team as attached hereto or as may otherwise arise.

No Press Releases are to be made in respect of this agreement nor in respect of the Exploration Program due to the sensitive nature of leasing efforts and costs associated therewith, save as may be approved by the Parties and as may be required by law.

If the above is accepted as to the Terms and Conditions of a Letter of Intent between NHL and COGC, then please sign below where indicated and return a signed copy hereof to me on or before 5 PM March 17th, 2006, which is also the deadline for approval of this Proposed Letter of

Intent by the Board of Directors of COGC. This LOI is subject to all requisite approvals by the applicable regulatory authorities and the Board of Directors of COGC which approvals are to be obtained on or before March 22nd, 2006.

Sincerely yours,

/s/ Hans Heumann

Hans Heumann, CFO

phone: 403. 874-0830 fax: 403. 289-3057

email: hhcec@telus.net

Approved by the Board of Managers of Nomad Hydrocarbons LLC

/s/ Hans Heumann	/s/ John G.F. McLeod	/s/ Nathan Hansen
________________________	___________________________	______________________
Hans Heumann	John G.F. McLeod	Nathan Hansen

The Undersigned Agree to the Terms and Conditions of the Above Letter of Intent

Dated at Calgary Alberta on the 20th day of March, 2006

/s/ John G.F. McLeod

Per: California Oil&Gas Corp.

John G.F. McLeod, President

phone: 403. 874-0830 fax: 403. 289-3057

email: hhcec@telus.net